Exhibit 99.1

LOUISVILLE, Ky (October 27, 2008) – Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 39 week periods ended September 23, 2008.

	Third Quarter			Year to Date
($000’s)	2008	2007	% Change	2008	2007	% Change

Total revenue	217,735	189,454	15	646,259	548,777	18
Income from operations	13,421	17,193	(22)	51,161	51,795	(1)
Net income	8,644	10,552	(18)	32,029	32,105	(0)
Diluted EPS	$0.12	$0.14	(14)	$0.43	$0.42	2

Results for the quarter:

•                 Comparable restaurant sales decreased 3.2% at company restaurants and 4.5% at franchise restaurants;

•                 Seven company restaurants and one franchise restaurant opened;

•                 Nine restaurants were acquired from franchisees;

•                 Restaurant operating costs, as a percentage of restaurant sales, increased 281 basis points;

•                 The Company repurchased 4,080,707 shares of its Class A common stock for a total purchase price of $37.4 million; and

•                 Diluted earnings per share decreased 14% to $0.12 from $0.14 in the prior year period.

Results year-to-date:

•                 Comparable restaurant sales decreased 1.5% at company restaurants and 3.1% at franchise restaurants;

•                 23 company restaurants and one franchise restaurant opened while one company restaurant closed;

•                 Twelve restaurants were acquired from franchisees;

•                 Restaurant operating costs, as a percentage of restaurant sales, increased 153 basis points;

•                 The Company repurchased 5,704,907 shares of its Class A common stock for a total purchase price of $52.5 million.  As of the end of the third quarter, $22.5 million worth of Class A common stock remains authorized for repurchase; and

•                 Diluted earnings per share increased 2% to $0.43 from $0.42 in the prior year period.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “While the consumer environment remains challenging, we continue to make decisions that we believe are in the best interest of the business.  From an operational perspective, that means a commitment to providing legendary food and legendary service without sacrificing the overall guest experience.  In terms of finances, we will continue to manage risk and allocate capital to new restaurant development and franchise acquisitions, as well as returning capital to shareholders.”

Franchise Acquisitions

Effective July 23, 2008, the Company acquired nine franchise restaurants.  The aggregate purchase price for the restaurants, all in Tennessee, was approximately $10.2 million.  The purchase price was paid in cash, funded through borrowings under the Company’s credit facility.  On a 12-month basis, the acquisitions are expected to add approximately $31.0 million of net revenue and to have no significant accretive impact, excluding a $0.1 million after-tax, acquisition-related charge recorded during the third quarter of fiscal 2008.

Effective September 24, 2008, the first day of the Company’s fourth fiscal quarter of 2008, the Company acquired one franchise restaurant in Florida for an aggregate purchase price of $1.6 million.  The purchase price was paid in cash, funded through borrowings under the Company’s credit facility.

Outlook for 2008

The Company reported that comparable restaurant sales for the first four weeks of the fourth quarter of fiscal 2008 decreased approximately 4.5% compared to the same period of the prior year.

The Company is currently estimating that diluted earnings per share for fiscal 2008 will be approximately flat with the $0.51 of diluted earnings per share in fiscal 2007.  This includes an estimated $0.01 to $0.02 positive per share impact, or 2 to 4% of diluted earnings per share, resulting from the addition of the 53rd week in the fiscal year.  As such, the fourth quarter of fiscal 2008 will contain 14 weeks versus 13 weeks in fiscal 2007.

This estimate is based, in part, on the following assumptions:

•                  New company-owned restaurant openings of 29;

•                  Comparable restaurant sales growth of negative 2.0% to negative 2.5%; and

•                  Restaurant operating costs increasing 150 to 175 basis points as compared to full year 2007.

Outlook for 2009

The Company also announced, while it has not finalized plans for 2009, it has taken action to reduce its Company-owned restaurant openings from 29 in 2008 to approximately 15 in 2009.  In addition, the Company announced that, based on the current environment, its preliminary expectation is that 2009 diluted earnings per share will be approximately flat with 2008.  Management will make further comments on its outlook for 2009 in conjunction with its fourth quarter earnings release in February.

Hart commented, “Given the fact we are in unparalleled economic times, it is difficult for us to provide specific 2009 line item guidance at this time.  We certainly remain optimistic about returning to better economic times and growing profits and earnings.  In the interim, we remain focused on our allocation of capital and believe that moderating our new restaurant development plan, maximizing free cash flow and maintaining our conservative balance sheet are the right things to do for the long-term success of the Texas Roadhouse brand.”

Conference Call

The Company is hosting a conference call today, October 27, 2008, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 791-4305. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (888) 203-1112, and use 8178478 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 300 restaurants system-wide in 44 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2008 and 2009, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening during full year 2008 and 2009, the sales at these and our other company-owned and franchise restaurants, our ability to control restaurant operating costs, our ability to integrate the franchise restaurants which we have acquired, strength of consumer spending and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Price Cooper

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 23, 2008	September 25, 2007	September 23, 2008	September 25, 2007

Revenue:
Restaurant sales	$215,739	$186,879	$639,127	$540,452
Franchise royalties and fees	1,996	2,575	7,132	8,325

Total revenue	217,735	189,454	646,259	548,777

Costs and expenses:
Restaurant operating costs:
Cost of sales	76,845	65,850	225,205	189,197
Labor	63,750	53,702	183,996	152,281
Rent	4,248	2,913	11,138	8,544
Other operating	36,772	29,600	105,368	86,267
Pre-opening	2,935	2,616	8,973	9,301
Depreciation and amortization	9,444	8,028	27,056	21,903
Impairment and closure	43	—	777	—
General and administrative	10,277	9,552	32,585	29,489

Total costs and expenses	204,314	172,261	595,098	496,982

Income from operations	13,421	17,193	51,161	51,795

Interest expense, net	974	830	2,336	1,427
Minority interest	(58)	98	482	617
Equity income from investments in unconsolidated affiliates	45	66	184	256

Income before taxes	12,550	16,331	48,527	50,007
Provision for income taxes	3,906	5,779	16,498	17,902

Net income	$8,644	$10,552	$32,029	$32,105

Net income per common share:
Basic	$0.12	$0.14	$0.43	$0.43
Diluted	$0.12	$0.14	$0.43	$0.42

Weighted average shares outstanding:
Basic	71,947	74,729	73,649	74,556
Diluted	73,303	76,794	75,242	76,846

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	September 23, 2008	December 25, 2007

Cash	$13,719	$11,564
Other current assets	21,711	30,067
Property and equipment, net	440,865	390,378
Goodwill	115,742	101,856
Intangible asset, net	12,765	8,414
Other assets	4,075	3,750

Total assets	$608,877	$546,029

Current maturities of long-term debt and obligations under capital leases	232	302
Other current liabilities	75,475	87,957
Long-term debt and obligations under capital leases, excluding current maturities	151,537	66,482
Other liabilities	21,547	21,523
Minority interest	2,743	2,384
Stockholders’ equity	357,343	367,381

Total liabilities and stockholders’ equity	$608,877	$546,029

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	Third Quarter		Change		Year to Date		Change
	2008	2007	vs LY		2008	2007	vs LY

Restaurant openings
Company	7	5	2		23	22	1
Franchise	1	0	1		1	2	(1)
Total	8	5	3		24	24	0

Restaurant acquisitions
Company	9	9	0		12	9	3
Franchise	(9)	(9)	0		(12)	(9)	(3)
Total	0	0	0		0	0	0

Restaurant closures
Company	0	0	0		(1)	0	(1)
Franchise	0	0	0		0	0	0
Total	0	0	0		(1)	0	(1)

Restaurants open at the end of the quarter
Company	238	194	44
Franchise	70	81	(11)
Total	308	275	33

Company-owned restaurants
Restaurant sales	$215,739	$186,879	15.4%		$639,127	$540,452	18.3%
Store weeks	3,000	2,487	20.6%		8,472	6,926	22.3%
Comparable restaurant sales growth (1)	(3.2)%	2.5%			(1.5)%	2.0%
Average unit volume (2)	$930	$973	(4.4)%		$2,952	$3,041	(2.9)%

Restaurant operating costs (as a% of restaurant sales)
Cost of sales	35.6%	35.2%	38	bps	35.2%	35.0%	23	bps
Labor	29.5%	28.7%	81	bps	28.8%	28.2%	61	bps
Rent	2.0%	1.6%	41	bps	1.7%	1.6%	16	bps
Other operating	17.0%	15.8%	121	bps	16.5%	16.0%	52	bps
Total	84.2%	81.4%	281	bps	82.3%	80.7%	153	bps

Franchise-owned restaurants
Franchise royalties and fees	$1,996	$2,575	(22.5)%		$7,132	$8,325	(14.3)%
Store weeks	974	1,053	(7.5)%		3,041	3,348	(9.2)%
Comparable restaurant sales growth (1)	(4.5)%	2.0%			(3.1)%	1.5%
Average unit volume (2)	$887	$914	(3.0)%		$2,627	$2,700	(2.7)%

Pre-opening expense	$2,935	$2,616	12.2%		$8,973	$9,301	(3.5)%

Depreciation and amortization	$9,444	$8,028	17.6%		$27,056	$21,903	23.5%
As a % of revenue	4.3%	4.2%	10	bps	4.2%	4.0%	20	bps

General and administrative expenses	$10,277	$9,552	7.6%		$32,585	$29,489	10.5%
As a % of revenue	4.7%	5.0%	(32	)bps	5.0%	5.4%	(33	) bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.  For comparative purposes, average unit volume for Q3 2007 and 2007 YTD were adjusted to reflect restaurant sales of any acquired franchise restaurants as part of Company-owned restaurants average unit volume and were excluded from franchise-owned restaurants average unit volume.

Amounts may not foot due to rounding.